Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

This RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is by and between Gulf Island Fabrication, Inc. (“Gulf Island” or the “Company”) and <<Participant Name>> (the “Award Recipient”).

WHEREAS, Gulf Island has adopted the Second Amended and Restated Stock Incentive Plan, as it may be further amended and restated (the “Plan”), under which the Compensation Committee (the “Committee”) of the Board of Directors of Gulf Island, or its delegee, may, among other things, grant restricted stock units payable in shares of Gulf Island common stock, no par value per share (the “Common Stock”), to officers and key employees of Gulf Island or its subsidiaries (collectively, the “Company”); and

WHEREAS, the Committee believes that entering into this Agreement with the Award Recipient is consistent with the purpose for which the Plan was adopted.

NOW, THEREFORE, Gulf Island and the Award Recipient hereby agree as follows:

1.

AWARD OF RESTRICTED STOCK UNITS
1.1
On <<Grant Date>> (the “Date of Grant”), and upon the terms and conditions of the Plan and this Agreement, and in consideration of services rendered, Gulf Island awarded (the “RSU Award”) to the Award Recipient <<Grant Amount>> restricted stock units (the “RSUs”), that vest, subject to Sections 2 and 4 hereof, as follows:

Scheduled Vesting Date	Amount of RSUs To Vest
First Anniversary of Date of Grant	33%
Second Anniversary of Date of Grant	33%
Third Anniversary of Date of Grant	Remaining balance

2.

TERMS OF

RESTRICTED STOCK UNITS

2.1
Each RSU represents the right to receive from Gulf Island, upon vesting, one share of Common Stock, free of any restrictions.
2.2
The RSUs may not be sold, assigned, donated, transferred, exchanged, pledged, hypothecated or otherwise encumbered. The Award Recipient shall have no rights, including but not limited to, voting and dividend rights, in the shares of Common Stock underlying the RSUs unless and until such shares are issued to the Award Recipient, or as otherwise provided in this Agreement.

2.3
If the RSUs have not already vested in accordance with Section 1.1 above, the RSUs shall vest and all restrictions set forth in Section 2.2 shall lapse, if there has been a Change of Control, and within one year following such Change of Control the Award Recipient’s employment with the Company is terminated by the Company without Cause or by such participant with Good Reason, as further described in Section 12.10 of the Plan.
3.

ISSUANCE OF SHARES UPON VESTING
3.1
As soon as practicable after the vesting of the RSUs, but no later than 30 days from such date, Gulf Island will credit the Award Recipient’s brokerage account with the shares of Common Stock issuable upon vesting. If the Award Recipient has not established a brokerage account, the shares will be held by Gulf Island’s transfer agent until such time as the Award Recipient opens an account.
3.2
Upon issuance of such shares of Common Stock, the Award Recipient is free to hold or dispose of such shares, subject to applicable securities laws and any internal policy then in effect and applicable to the Award Recipient, such as Gulf Island’s Insider Trading Policy.
4.

TERMINATION OF EMPLOYMENT

If the Award Recipient’s employment terminates for any reason prior to the vesting of some or all of the RSUs (except in connection with a Change of Control as described in Section 2.3 above or as otherwise provided by the Committee), all unvested RSUs granted hereunder shall immediately be forfeited.

5.

FORFEITURE OF AWARD
5.1
If the Award Recipient engages in grossly negligent conduct or intentional misconduct that either (a) requires the Company’s financial statements to be restated at any time beginning on the Date of Grant and ending on the third anniversary of the end of the final vesting date set forth in Section 1.1 or (b) results in an increase of the value of the RSUs upon vesting, then the Committee, after considering the costs and benefits to the Company of doing so, may seek recovery for the benefit of the Company of the difference between the shares of Common Stock received upon vesting during the three-year period following such conduct and the shares of Common Stock that would have been received based on the restated financial statements or absent the increase described in part (b) above (the “Excess Shares”). All determinations regarding the amount of the Excess Shares shall be made solely by the Committee in good faith.
5.2
The RSU Award granted hereunder is also subject to any clawback policies the Company may adopt in order to conform to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any resulting rules issued by the United States Securities and Exchange Commission or national securities exchanges thereunder.
5.3
If the Committee determines that the Award Recipient owes any amount to the Company under Sections 5.1 or 5.2 above, the Award Recipient shall return to the Company the

Excess Shares (or the shares recoverable under Section 5.2) acquired by the Award Recipient pursuant to this Agreement (or other securities into which such shares have been converted or exchanged) or, if no longer held by the Award Recipient, the Award Recipient shall pay to the Company, without interest, all cash, securities or other assets received by the Award Recipient upon the sale or transfer of such shares. The Award Recipient acknowledges that the Company may, to the fullest extent permitted by applicable law, deduct such amount owed from any amounts the Company owes the Award Recipient from time to time for any reason (including without limitation amounts owed to the Award Recipient as salary, wages, reimbursements or other compensation, fringe benefits, retirement benefits or vacation pay). Whether or not the Company elects to make any such set-off in whole or in part, if the Company does not recover by means of set-off the full amount the Award Recipient owes it, the Award Recipient hereby agrees to pay immediately the unpaid balance to the Company.
6.

WITHHOLDING TAXES; TAX TREATMENT
6.1
At the time that all or any portion of the RSUs vest, the Award Recipient must deliver to Gulf Island the amount of any taxes required by law to be withheld. In accordance with the terms of the Plan, the Award Recipient may satisfy the tax withholding obligation by delivering currently owned shares of Common Stock or by electing to have Gulf Island withhold from the shares of the Award Recipient otherwise would receive hereunder shares of Common Stock having a value equal to the minimum amount required to be withheld (as determined under the Plan).
6.2
The RSUs are intended to constitute short-term deferrals under Section 409A of the Code (“Section 409A”), and the regulations and guidance issued thereunder. However, each Award Recipient should consult his or her own tax advisor as to the tax effect of amounts payable to the Award Recipient under the Plan. Gulf Island reserves the right to amend this Agreement to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the RSU Award in light of Section 409A and any regulations or other guidance promulgated thereunder. Neither the Company nor the members of the Committee shall be liable for any determination or action taken or made with respect to this Agreement or the RSU Award granted thereunder.
7.

ADDITIONAL CONDITIONS

Anything in this Agreement to the contrary notwithstanding, if at any time Gulf Island further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of the shares of Common Stock issuable pursuant hereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the issuance of shares of Common Stock pursuant hereto, such shares of Common Stock shall not be issued, in whole or in part, or the restrictions thereon removed, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to Gulf Island. Gulf Island agrees to use commercially reasonable efforts to issue all shares of Common Stock issuable hereunder on the terms provided herein.

8.

NO CONTRACT OF EMPLOYMENT INTENDED

Nothing in this Agreement shall confer upon the Award Recipient any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Award Recipient’s employment relationship with the Company at any time.

9.

BINDING EFFECT

This Agreement may not be transferred, assigned pledged or hypothecated in any manner at law or otherwise, other than by will or by the laws of descent and distribution, if applicable, and shall not be subject to execution, attachment or similar process. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives and permitted successors. Without limiting the generality of the foregoing, whenever the term “Award Recipient” is used in any provision of this Agreement under circumstances where the provision appropriately applies to the heirs, executors, administrators or legal representatives to whom this award may be transferred by will or by the laws of descent and distribution, the term “Award Recipient” shall be deemed to include such person or persons.

10.

INCONSISTENT PROVISIONS

The RSUs granted hereby are subject to the terms, conditions, restrictions and other provisions of the Plan as fully as if all such provisions were set forth in their entirety in this Agreement. If any provision of this Agreement conflicts with a provision of the Plan, the Plan provision shall control. The Award Recipient acknowledges that a copy of the Plan and a prospectus summarizing the Plan was distributed or made available to the Award Recipient and that the Award Recipient was advised to review such materials prior to entering into this Agreement. The Award Recipient waives the right to claim that the provisions of the Plan are not binding upon the Award Recipient and the Award Recipient’s heirs, executors, administrators, legal representatives and successors.

11.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the grant of the RSU Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the courts of Montgomery County, Texas, or the federal courts for the United States for the Southern District of Texas, and no other courts, where this grant is made and/or to be performed.

12.

MISCELLANEOUS
12.1
The Award Recipient understands and acknowledges that they are one of a limited number of employees of the Company who have been selected to receive grants of RSU Awards and that the grant is considered confidential information. The Award Recipient hereby covenants and agrees not to disclose the award of RSU Awards pursuant to this Agreement to any other person except (a) the Award Recipient’s immediate family and legal or financial advisors who agree to maintain the confidentiality of this Agreement, (b) as required in connection with the administration of this Agreement and the Plan as it relates to this award or under applicable law, (c) to the extent the terms of this Agreement have been publicly disclosed by the Company and (d) as may be required pursuant to Section 16 of the Securities Exchange Act of 1934.
12.2
The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee and any decision made by it with respect to this Agreement shall be final and binding on all persons.
12.3
Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. Terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan.
12.4
Each notice relating to this Agreement shall be in writing and delivered in person or by mail to Gulf Island at its office, 2170 Buckthorne Place, Suite 420, The Woodlands,, Texas 77380, to the attention of the Secretary or at such other address as Gulf Island may specify in writing to the Award Recipient by a notice delivered in accordance with this Section 12.4. All notices to the Award Recipient shall be delivered to the Award Recipient’s address on file with the Company or at such other address as the Award Recipient may specify in writing to the Secretary by a notice delivered in accordance with this Section 12.4 and Section 12.6.
12.5
Gulf Island’s obligation under the Plan and this Agreement is an unsecured and unfunded promise to pay benefits that may be earned in the future. Gulf Island shall have no obligation to set aside, earmark or invest any fund or money with which to pay its obligations under this Agreement. The Award Recipient or any successor in interest shall be and remain a general creditor of Gulf Island in the same manner as any other creditor having a general claim for matured and unpaid compensation.
12.6
Gulf Island may, in its sole discretion, deliver any documents related to the Award Recipient’s current or future participation in the Plan by electronic means or request the Award Recipient’s consent to participate in the Plan by electronic means. By accepting the terms of this Agreement, the Award Recipient hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by Gulf Island or a third party designated by Gulf Island.

12.7
The Award Recipient must expressly accept the terms and conditions of this Agreement by executing this Agreement in a timely manner. If the Award Recipient does not accept the terms of this Agreement, this RSU Award is subject to cancellation.
13.

ENTIRE AGREEMENT; MODIFICATION; WAIVER

The Plan and this Agreement contain the entire agreement between the parties with respect to the subject matter contained herein and may not be modified, except as provided in the Plan, as it may be amended from time to time in the manner provided therein, or in this Agreement, as it may be amended from time to time by a written document signed by each of the parties hereto, including by electronic means as provided in Section 12.6. Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained herein made prior to the acceptance of the Agreement shall be void and ineffective for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.

Gulf Island Fabrication, Inc.

By:

Robert M. Averick

Chairman of the Compensation Committee

of the Board of Directors

{Insert name}

Award Recipient